Exhibit 10(c) xxv

AMERICAN SCIENCE AND ENGINEERING, INC.
2005 Equity and Incentive Plan

Nonstatutory Stock Option Grant Agreement
Performance Vested Options

American Science and Engineering, Inc. (the “Company”), a Massachusetts corporation, hereby grants to the person named below an option to purchase shares of Common Stock, $0.66 2/3 par value, of the Company (the “Option”) under and subject to the Company’s 2005 Equity and Incentive Plan (the “Plan”) exercisable on the terms and conditions set forth below and those attached hereto and in the Plan:

Grant Date

Optionee

Options Granted

Exercise Price

Expiration Date

Exercisability Schedule and Vesting:  The options shall vest and become exercisable upon the achievement of performance targets of the Company, as more particularly described herein (“Performance-Vested Options”). Specifically, Performance-Vested Options shall become exercisable in accordance with the following terms: as soon as practicable following the delivery to the Company of its audited financial statements for the fiscal year, the Compensation Committee shall determine whether the Performance Goals (as defined in the Plan) have been met (the “Target”). If the Target has been met, 100% of restrictions on the Performance-Vested Shares will lapse. If the Company has not met the Target prior to the end of the fiscal year ending on or before March 31, 2010 (“Final Target Date”), the Performance-Vested Shares shall be automatically and immediately forfeited.

 The Target shall be established by the Committee based on one or more of the following objective criteria prior to the beginning of such Performance Period or within such period after the beginning of the Performance Period (as defined in the Plan) as shall meet the requirements to be considered “pre-established objective performance goals” for purposes of the regulations issued under Section 162(m) of the Code: (i) increases in the price of the Common Stock, (ii) market share, (iii) sales, (iv) revenue, (v) return on equity, assets, or capital, (vi) economic profit (economic value added), (vii) total shareholder return, (viii) costs, (ix) expenses, (x) margins, (xi) earnings (including EBITDA) or earnings per share, (xii) cash flow (including adjusted operating cash flow), (xiii) customer satisfaction, (xiv) operating profit, (xv) net income, (xvi) research and development, (xvii) product releases, (xviii) manufacturing, or (xix) any combination of the foregoing, including without limitation, goals based on any of such measures relative to appropriate peer groups or market indices, as more particularly outlined on Exhibit A, attached to this Agreement

This Option shall not be treated as an Incentive Stock Option under section 422 of the Internal Revenue Code of 1986, as amended.

By acceptance of this Option, the Participant agrees to the terms and conditions set forth above and those attached hereto and in the Plan.

PARTICIPANT	AMERICAN SCIENCE AND ENGINEERING, INC.

By:

AMERICAN SCIENCE AND ENGINEERING, INC. 2005 EQUITY AND INCENTIVE PLAN

Nonstatutory Stock Option Terms And Conditions

1.           Plan Incorporated by Reference. This Option is issued pursuant to the terms of the Plan. This Grant Agreement does not set forth all of the terms and conditions of the Plan, which are incorporated herein by reference. Capitalized terms used and not otherwise defined in this Grant Agreement have the meanings given to them in the Plan. The Committee administers the Plan and its determinations regarding the operation of the Plan are final and binding. A copy of the Plan may be obtained upon written request without charge from the Human Resources Department of the Company.

2.           Option Price. The price to be paid for each share of Common Stock issued upon exercise of the whole or any part of this Option is the Option Price set forth on the face of this Grant Agreement.

3.           Exercisability and Vesting Schedule. As long as the Participant remains continuously employed by the Company or an Affiliate, this Option will vest and may be exercised (in whole or in part) in accordance with the Exercisability and Vesting Schedule set forth on the face of this Grant Agreement, but only for the purchase of whole shares. This Option may not be exercised as to any shares after the Expiration Date.

4.           Effect of Termination of Employment. If the Participant’s status as an employee of the Company or an Affiliate is terminated for any reason (voluntary or involuntary), this Option shall not thereafter become vested or exercisable as to any additional shares, and the already vested portion of this Option shall remain exercisable (to the extent not previously exercised) for ninety (90) days after the day on which the Participant’s employment is terminated, whereupon this Option shall terminate; except that

(a)                                  If the Participant is on military leave, sick leave, or other leave of absence approved by the Company or the Affiliate, his or her employment with the Company or the Affiliate will be treated as continuing intact during the period of such leave. The Participant’s employment will be deemed to have terminated on the first day after the expiration of such leave.

(b)                                 If the Participant’s employment is terminated by reason of his or her death, this Option shall become exercisable and vested on a prorated basis reflecting the percentage of such Option that was accrued by the Company on its books at the time of the Participant’s death, without regard to the Exercisability and Vesting Schedule. In such event, such prorated portion of this Option may be exercised at any time within twelve (12) months after the date of the Participant’s death by the person(s) to whom the Participant’s option rights pass by will or by the applicable laws of descent and distribution.

(c)                                  If the Participant’s employment is terminated by the Company or the Affiliate for “cause,” this Option, to the extent vested and exercisable upon such termination of employment, may be exercised by the Participant only through the close of regular business hours on the date of termination. Unless otherwise defined in any written employment agreement between the Company or the Affiliate and the Participant, cause shall be determined by the Committee in its discretion.

In no event, however, may this Option be exercised after the Expiration Date set forth on the face of this Grant Agreement.

5.           Method of Exercise. To exercise this Option, the Participant shall deliver notice of exercise to the Company specifying the number of shares with respect to which the Option is being exercised accompanied by payment of the Option Price for such shares (i) by cash, (ii) by actual delivery or attestation of ownership of shares of Common Stock owned by the Participant, including vested Restricted Stock, (iii) by retaining shares of Common Stock otherwise issuable pursuant to the Option, (iv) for consideration received by the Company under a broker-assisted cashless exercise program acceptable to the Company, or (v) for such other lawful consideration as the Committee may determine. Such exercise notice must be given at the time and in the manner as specified by the Committee from time to time. Upon payment of the exercise price and applicable taxes, and assuming satisfaction of all applicable securities laws and exchange listing requirements, the Company shall delivery, or make available to the Participant through the Plan’s designated broker, the net shares or cash proceeds (as the case may be) resulting from the Option exercise.

6.           Change of Control. To preserve the Participant’s rights under this Option in the event of a Change in Control of the Company (as defined below) occurring while the Participant is employed by the Company or an Affiliate, the Committee shall fully accelerate the vesting of this Option and may in its discretion take one or more of the following actions: (i) provide for payment to the Participant of cash or other property with a Fair Market Value equal to the amount that would have been received upon the exercise or payment of the Option had the Option been exercised or paid upon the Change in Control of the Company, (ii) adjust the terms of the Option in a manner determined by the Committee to reflect the Change in Control of the Company, (iii) cause the Option to be assumed, or new rights substituted therefore, by another entity, or (iv) make such other provision as the Committee may consider equitable to the Participant and in the best interests of the Company. For purposes of this Section, a “Change in Control of the Company” shall mean:  (i) the consummation of (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving entity or pursuant to which the Company’s Common Stock is converted into cash, securities, or other property, other than a merger of the Company in which the ownership by the Company’s stockholders of the securities in the surviving entity is at least two-thirds of the combined voting power; or (b) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; (ii) the stockholders of the Company have approved any plan or proposal for the liquidation or dissolution of the Company; (iii) any person (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) has become the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the Company’s outstanding Common Stock; or (iv) that during any period of two consecutive years, individuals who, at the beginning of such period, constitute the entire Board of Directors of the Company shall cease, for any reason, to constitute a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least three-quarters of the directors then still in office who were directors at the beginning of the period.

7.           Option Not Transferable. This Option is not transferable by the Participant other than by will or the laws of descent and distribution, and is exercisable, during the Participant’s lifetime, only by the Participant. The naming of a Designated Beneficiary does not constitute a transfer. The Committee may, in its sole discretion, allow the Participant to transfer this Option under a domestic relations order in settlement of marital or domestic property rights.

8.           Payment of Taxes. The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld with respect to the exercise of the Option no later than the date of the event creating the tax liability. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind due to the Participant. In the Committee’s discretion, the minimum tax obligations required by law to be withheld with respect to the exercise of the Option may be paid in whole or in part in shares of Common Stock, including shares retained from the exercise of the Option, valued at their Fair Market Value on the date of retention.

9.           No Right To Employment. No person shall have any claim or right to be granted an Option. Neither the Plan nor this Option shall be deemed to give any Participant the right to continued employment or to limit the right of the Company or an Affiliate to discharge any Participant at any time.

10.         Amendment of Option. The Committee may amend, modify, or terminate this Option, including substituting therefore another option of the same or a different type, changing the date of exercise or realization and converting an incentive stock option to a nonstatutory stock option, provided that the Participant’s consent to such action shall be required unless (i) the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant, or (ii) the action is permitted by the terms of the Plan.

11.         Data Privacy and Electronic Delivery. By executing this Grant Agreement, the Participant: (i) authorizes the Company, its Affiliates, and any agent of the Company or its Affiliates administering the Plan or providing Plan recordkeeping services, to disclose to the Company, its Affiliates or third-party service providers such information and data as may be deemed necessary or appropriate to facilitate the grant of Options and the administration of the Plan; (ii) waives any data privacy rights he or she may have with respect to such information; and (iii) authorizes the Company, its Affiliates, and third-party service providers to store and transmit such information in electronic form. The Participant agrees that the Company, its Affiliates, and their agents may deliver electronically all documents relating to the Plan or this Option (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its stockholders.

12.         Cancellation and Rescission of Option. In consideration of this Option the Participant agrees that if Participant breaches Participant’s obligations under the terms of the American Science & Engineering Employee Representation, Rights in Data, and Non-Compete Agreement, then the Company may cancel, suspend, withhold, or otherwise limit or restrict (in whole or in part) the exercise of this Option. If this Option has been exercised prior to the occurrence or discovery by the Company of any such breach, then the Committee may rescind the exercise of this Option at any time within the two (2) year period after such exercise. In the event of any rescission, the Participant shall pay to the Company the amount of income recognized upon exercise of the Option and any additional gain realized upon any sale of Option shares in such manner and on such terms and conditions as may be required by the Committee, and the Company shall be entitled to set-off the amount of any such income or gain against any amount that may be owed to the Participant.

13.         Impact of Restatement of Financial Statements Upon Option. If any of the Company’s financial statements are required to be restated as a result of errors, omissions, or fraud, the Committee may (in its sole discretion, but acting in good faith) direct that the Company recover all or a portion of the amount of income recognized upon the exercise of this Option and any additional gain realized upon any sale of the Option shares with respect to any fiscal year of the Company the financial results of which are negatively affected by such restatement. The amount to be recovered from the Participant shall be the amount by which the Option income at exercise, and any gain upon sale of the Option shares of the affected award, exceed the amount that would have been payable to the Participant had the financial statements been initially filed as restated, or any greater or lesser amount that the Committee shall determine. The Committee may determine to recover different amounts from different participants or different classes of participants on such bases as it shall deem appropriate. In no event shall the amount to be recovered by the Company be less than the amount required to be repaid or recovered as a matter of law. The Committee shall determine whether the Company shall effect any such recovery (i) by seeking repayment from the Participant, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program, or arrangement) the amount that would otherwise be payable to the Participant under any compensatory plan, program, or arrangement maintained by the Company or any of its Affiliates, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, or (iv) by any combination of the forgoing.